Exhibit 21.1

List of Subsidiaries of BCD Semiconductor Manufacturing Limited

Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd., incorporated in the People’s Republic of China

BCD Semiconductor Limited, incorporated in Hong Kong

BCD (Shanghai) Semiconductor Manufacturing Limited, incorporated in the People’s Republic of China

BCD (Shanghai) Micro-Electronics Ltd., incorporated in the People’s Republic of China

Excel Power Technology Limited, incorporated in the Cayman Islands

BCD Semiconductor (Taiwan) Company Limited, incorporated in Taiwan

Excel Power Technology Limited, incorporated in Hong Kong

BCD Semiconductor Corporation, incorporated in the State of California in the United States